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                AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT

This Agreement is entered into by and among:

I - THE PARTIES:

     (a) TAM - EMPREENDIMENTOS E PARTICIPACOES S.A. (hereinafter individually called "TEP"), with main place of business at Rua Monsenhor Antonio Pepe, 331, in the city of Sao Paulo, State of Sao Paulo, registered with the CNPJ under no. 03.168.654/0001-17, herein represented as per its articles of association;

     (b) AEROSYSTEM S.A. EMPREENDIMENTOS E PARTICIPACOES (hereinafter individually called "AEROSYSTEM"), with main place of business at Rua Monsenhor Antonio Pepe, 94, in the city of Sao Paulo, State of Sao Paulo, registered with the CNPJ under no. 63.904.585/0001-94, herein represented as per its articles of association;

     (c) BRASIL PRIVATE EQUITY FUNDO DE INVESTIMENTO EM PARTICIPACOES (hereinafter individually called "FUNDO BRASILEIRO"), an investment fund with head offices at Avenida Brigadeiro Faria Lima, 3064, 13th floor, in the city and State of Sao Paulo, herein represented by its administrator, the CREDIT SUISSE FIRST BOSTON DISTRIBUIDORA DE TITULOS E VALORES MOBILIARIOS S.A. (hereinafter individually called "CSFB"), with head offices at Av. Brigadeiro Faria Lima, 3064, 13th floor, in the city of Sao Paulo, State of Sao Paulo, registered with the CNPJ under no. 30.121.792/0001 - 13, by its undersigned legal representatives;

     (d) BRAZILIAN EQUITY INVESTMENTS III LLC, c/o The Corporation Trust Company (hereinafter individually called "BEI III"), an investment fund with head offices at Orange Street, 1209, Wilmington, New Castle, Delaware, 19801, by its undersigned legal representatives;

     (e) BRAZILIAN EQUITY LLC, c/o The Corporation Trust Company, (hereinafter individually called "BEL"), an investment fund with head offices at Orange Street, 1209, Wilmington, New Castle, Delaware, 19801, by its undersigned legal representatives;

     (f) LATIN AMERICA CAPITAL PARTNERS II LLC (hereinafter individually called LATCAP II"), a limited liability company) organized and existing under the laws of the State of Delaware, USA, with head offices at 1209 Orange Street, Wilmington, Delaware, 19801, by its undersigned legal representatives;

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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     (g)  LATIN AMERICA CAPITAL PARTNERS PIV LLC (hereinafter individually called "LATCAP PIV"), a limited liability company organized and existing under the laws of the State of Delaware, USA, with head offices at 1209 Orange Street, Wilmington, Delaware 19801, by its undersigned legal representatives.

II - THE CONSENTING PARTIES:

     (a) TAM S.A (hereinafter individually called "TAM S.A."), a company with main place of business in the city of Sao Paulo, State of Sao Paulo, at Av. Jurandir, 856, Lote 4, 3rd floor, registered with the CNPJ under no. 01.932.635/0001-18, herein represented as per its Articles of Association;

     (b)  CSFB, already qualified;

     (c) CREDIT SUISSE FIRST BOSTON (BAHAMAS) LIMITED (hereinafter individually called "CSFB-BAHAMAS"), with head offices at the Bahamas Financial Center, 4th Floor, Shirley and Charlotte Streets, P.O. Box N-3721, Nassau Bahamas, by its undersigned legal representatives;

WHEREAS, on November 20, 2002 the PARTIES hereto entered into a Stockholders' Agreement so as to discipline their mutual relationships in the capacity of stockholders of TAM S.A. ("2002 AGREEMENT");

WHEREAS, the PARTIES are interested in enhancing certain provisos of the 2002 AGREEMENT, in such a way to make it consistent with the Level 2 requirements set forth in the Sao Paulo Stock Exchange (BOVESPA)'s Corporate Governance.

NOW, THEREFORE, the PARTIES hereto decide to amend and consolidate the 2002 AGREEMENT, which shall be fully superseded by this Amended and Consolidated Stockholders' Agreement (the "AGREEMENT"), in compliance with the following covenants and conditions:

1.   AGREEMENT PURPOSE

1.1. The purpose of this AGREEMENT is to discipline the relationships among the PARTIES (hereinafter called "PARTIES" or "PARTY", "STOCKHOLDERS" or "STOCKHOLDER", according to the context), in the capacity of STOCKHOLDERS of TAM S.A., particularly with regard to:

     (a) the establishment of rules related to the transfer of stock, specifying criteria to restrict its free circulation; and

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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     (b)  the establishment of rules to define their mutual relationship before
          TAM S.A., stipulating the significance of their vote in the composition of the company's management.

1.2 For the purpose of the AGREEMENT referred to, stockholders FUNDO BRASILEIRO, BEI III, BEL, LATCAP II, and LATCAP PIV, hereinafter called INVESTMENT FUNDS and/or their successors or AFFILIATES, on the one side, as well as TEP and/or its successors or AFFILIATES, on the other, shall always be jointly regarded as a stockholders block, each one acting as if they were a single stockholder, except with regard to: (a) Section 10 which addresses the preemptive right and other provisions related to the disposal and encumbrance of stock; (b) to clause 17.1, which addresses the persons entailed to the AGREEMENT.

1.3. For the purposes of the provided in this AGREEMENT, AFFILIATE shall mean:

     (a) with regard to stockholder TEP, any persons who, either individually or collectively, de jure or de facto, directly or indirectly, (i) controls it (including natural persons), (ii) is controlled by same,
          (iii) is subject to the same control;

     (b) with regard to stockholder TEP, whomever succeeds it in instances of dissolution, capital reduction against the surrender of stock of TAM S.A., split-up and other corporate events;

     (c) with regard to the INVESTMENT FUNDS, any person controlling them (including natural persons), or being controlled by same and, also, legal entities or funds in a condominium managed or co-managed by CSFB or CSFB-BAHAMAS; and

     (d) with regard to the INVESTMENT FUNDS, their partners or quotaholders, in the event same may come to be liquidated, if they quotas or shares are redeemed, or if dividends are paid against the surrender of stock representative of TAM S.A's corporate capital.

1.4 This AGREEMENT is entered into with the purpose of renewing the PARTIES' interest in attaining the purposes of their association, formalized by means of the Investment and Association Agreement, entered into on 8/28/1997, ratifying it for all effects (except in connection with Clause 2, which implementation took place in a different way, which is now ratified), and to re-ratify the Stockholders' Agreement entered into on 11/28/1997, and the 2002 AGREEMENT, superseding them - for all purposes - by this AGREEMENT.

2.   PRELIMINARY STATEMENTS

2.1. The corporate capital - subscribed and paid up - totals one hundred twenty million seven hundred forty-nine thousand six hundred thirty-nine Brazilian reais sixty-six cents (R$

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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120,749,639.66), divided into one hundred twenty-two million seven hundred twenty-nine thousand three hundred forty-two (122,729,342) shares of stock, of which fifty-nine million eight hundred sixteen thousand two hundred forty-eight (59,816,248) common shares of stock, and sixty-two million nine hundred thirteen ninety-four (62,913,094) preferred shares of stock, all of them nominative shares, with no face value and indivisible as to the Company.

2.2. TAM S.A. is the legitimate owner of the entirety of the stock representative of the corporate capital of TAM LINHAS AEREAS S.A., headquartered at Av. Jurandir, 856, Lote 4, 2nd floor, in the city of Sao Paulo (SP), registered with the CNPJ under no. 02.012.862/0001-60 (hereinafter "TLA").

2.3. This AGREEMENT entails all shares of stock issued by TAM S.A. belonging to the STOCKHOLDERS on this date (the SHARES), which are free and clear of any charges or encumbrances whatsoever, either judicial or extrajudicial, and no other agreements, options or settlements concerning rights to purchase stock, debentures, subscription bonus and/or beneficial parties exist.

3.   MANAGEMENT PRINCIPLES

3.1. The PARTIES agree to set out the following basic principles which shall guide the decisions and the exercise of their respective voting rights at the General Stockholders Meeting of TAM S.A., as well as the decisions to be made by TAM S.A, by means of its representatives, at the general stockholders' meeting of TLA, and of any other companies in which TAM S.A. has or may have an interest, directly or indirectly, including by means of TLA, either in Brazil or abroad (hereinafter, TLA and these companies shall be called simply "COMPANIES"):

     (a) the purpose of TAM S.A. is solely to have an interest in the corporate capital of companies dedicated to activities involving air transportation, particularly an interest in the COMPANIES, in which it retains or may retain the corporate and operating control and supervision of its activities

     (b) the management of TAM S.A's and the COMPANIES' businesses shall be exercised by experienced, skilled, and independent professionals who boast the necessary qualifications for the positions they hold;

     (c) the strategic decisions of TAM S.A. and the COMPANIES in the operating, financial, and commercial areas as well as the human resources policy shall always be motivated by the best interest of TAM S.A. and the COMPANIES, seeking to ensure the PARTIES the best return on their investments by means of a consistent dividend policy;

     (d) the commercial relationships and dealings in general of TAM S.A. and the COMPANIES shall always be contracted considering, primarily, the interest of

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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          TAM S.A. and the COMPANIES, and be compatible with the conditions and practices similar to those of the market, verified at the time such dealings are contracted; the deals between TAM S.A. and/or the COMPANIES, on the one side, and the PARTIES shall comply with the provided hereof and be submitted to TAM S.A's Board of Directors, pursuant to the Articles of Association and Law no. 6404/76;

     (e) the strategic decisions in connection with TAM S.A. and the COMPANIES shall have the profitability and value creation for their stockholders as basic objectives;

     (f) the management of TAM S.A. and the COMPANIES shall always pursue high security, efficiency, productivity, and competitiveness levels in their activities;

     (g) the management of TAM S.A. and the COMPANIES shall be responsible for the appropriate management of the relationships with the consumers, regulatory agencies, minority stockholders, the community, and public institutions which TAM S.A. and the COMPANIES have to relate to; and

     (h) TAM S.A. shall adhere to and abide by the rules and regulations which constitute the "Differentiated Practices of Corporate Governance", applicable at least to those companies classed as Level 2 by BOVESPA's rules.

3.2. TAM S.A. and the COMPANIES shall continue to be audited by an internationally renowned audit firm, from among the four (4) main firms in the business.

3.3. The financial statements of TAM S.A. and the COMPANIES and other management and accounting reports required by this Agreement and its exhibits shall be posted according to the Brazilian corporate legislation, accompanied by an additional explanatory note demonstrating the reconciliation of the period's result with the net equity ascertained according to the generally accepted accounting principles in the United States of America (USA GAAP), evidencing the main differences between the two accounting principles applied, without prejudice to the drawing up of the other financial statements required under the law or by force of the "Differentiated Practices of Corporate Governance", applicable to companies classed as Level 2 as per the Sao Paulo Stock Exchange (BOVESPA)'s rules, and the costs of this posting shall be borne by TAM S.A.

3.4. TAM S.A. and the COMPANIES shall be managed in such a way that their activities are self-sustainable, without the need to obtain additional resources with their stockholders.

3.5. TAM S.A. shall be managed in such a way to reach a remarkable reputation as to the disclosure of information to the stock market and the equal treatment of its minority stockholders.

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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3.6. The PARTIES undertake to commit their vote at the General Stockholders
Meetings, as well as instruct their representatives in the Board of Directors, to ensuring the observance of the basic principles set forth in this Section 3 as well as in the other items of this AGREEMENT.

3.7. the COMPANIES shall be managed observing the terms of the provisions set forth in this AGREEMENT, including as regards the election of their members.

4.   PUBLIC OFFER OF STOCK

4.1. It the market conditions allow so, TAM S.A. shall make a primary offer of preferred stock in the stock market of the United States of America (USA), in no later than two (2) years as of the signing date of the 2002 AGREEMENT. The minimum amount of this public offer of preferred stock shall be fifty million U.S. dollars (US$ 50,000,000.00). The public offer shall allow TAM S.A. to have deposit receipts of its preferred stock traded at the New York Stock Exchange on a preferential basis.

4.1.1. In the event the primary public offer of preferred stock referred to in clause 4.1. above is not possible to make, due to adverse conditions in the national and international market, up to the end of the time frame mentioned in the preceding item the INVESTMENT FUNDS shall have the right to make a secondary public offer of their stock at stock markets either in Brazil or abroad. The STOCKHOLDERS shall be compelled to causing TAM S.A. to take all actions in order to allow this purpose to be attained in no later than six (6) months computed as of the termination of the two(2)-year time frame stated in the preceding subitem.

4.1.2. Notwithstanding the provided in Clause 10.3 and 10.5 below, the right to make a secondary public offer of TAM S.A's stock referred to in subitem 4.1.1 above is exclusive to the INVESTMENT FUNDS, and is not applicable to the other STOCKHOLDERS, unless the market conditions allow their participation without losing - at the discretion of the financial institution hired to intermediate the offer -the economical/financial benefit of the INVESTMENT FUNDS.

4.1.3. In case it is previously verified - through information provided by the financial institution hired for placing and/or intermediating the secondary offer referred to in item 4.1.1 above - that the stock under the offer can be purchased by less than four (4) principals who do not qualify as investors, with an exclusively financial interest (such as pension funds and financial institutions for acquisition for their funds or security portfolios - "FINANCIAL INVESTORS"), then, the procedure provided in Clause 10.3 and its subitems shall be applied to such an assumption;

4.2. From this date on, TEP and its AFFILIATES can only issue securities if they do not use for such any corporate name, brand or designation - at an Stock Exchange - equal or equivalent to the expression "TAM". The provision stated in this clause is not applicable to TAM - Transportes Aereos Del Mercosur S/A., a TEP affiliate, unless that, and when, it comes to be acquired by TAM S.A.

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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5.   BUDGETARY PLANS AND DIVIDEND POLICIES

5.1. TAM S.A's Board of Directors shall approve the annual budgetary plans and the development plans of TAM S.A. and the COMPANIES up to November 30 of each year, relative to the following fiscal year, and shall follow them up in every ordinary meeting by the Board of Directors.

5.2. In the event any plan is not approved by the Board of Directors up to its implementation date, such plan shall then be the budget of the immediately preceding fiscal year, plus monetary correction according to the variation of the IGPM/FGB index.

5.3. The failure to approve any specific plan during three (3) years within any five-year period shall result in an Impasse, in accordance with Section 11 below.

5.4. Except when necessary, in compliance with the budgetary and development plans, the allocation of investment resources, the PARTIES shall vote, and recommend the members of the Board of Directors appointed by same to vote, for TAM S.A. to distribute dividends to its stockholders as provided in its Articles of Association, and for the COMPANIES to also distribute dividends to their stockholders in keeping with their statutory provisions, the latter being able to come to distribute the entirety of the net profit ascertained in each fiscal year.

5.5. The dividends paid to TAM S.A. in legal currency by the COMPANIES shall be paid by TAM S.A. to its stockholders as soon as possible, except as provided in the preceding item.

6.   GENERAL STOCKHOLDERS MEETINGS - EXERCISE OF VOTING RIGHT

6.1. The deliberations of TAM S.A's general meetings shall be made by the majority votes OF STOCKHOLDERS, except as to the subject-matters indicated in item 6.3 below.

6.2. Upon observing the provided in clause 1.2, the INVESTMENT FUNDS, as a stockholder block and always represented by CSFB, on the one side, and any contingent successors of TEP, on the other, as another stockholder block, undertake - in any events and observing the exceptions expressly contemplated in this AGREEMENT, particularly in connection with the deliberations in the General Stockholders Meetings - to vote jointly and to adopt a single position, acting jointly as if they were a single stockholder and taking all previous actions which are necessary in order for this to occur.

6.2.1 Considering the provided in Clauses 1.2 and 6.2 above, the INVESTMENT FUNDS undertake - in any events, particularly in connection with the deliberations in the General Stockholders Meetings, and with the appointment of members of the Board of Directors and Statutory Audit Committee - to vote jointly so as to appoint two members of the Board of Directors and one or two member(s) of the Statutory Audit Committee (in keeping with the

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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specific provisions of this AGREEMENT about the matter), and to adopt a single position, acting jointly as if they were a single stockholder and taking all previous actions which are necessary in order for this to occur.

6.2.2. The STOCKHOLDERS shall meet previously ("PREVIOUS MEETINGS") to the holding of any general stockholders meeting of TAM S.A., in order to define the vote they will cast, on a uniform way, at the meetings referred to. The PREVIOUS MEETINGS shall be called by the director who has called the general stockholders meeting (or by the chairman of the Board of Directors, in case the calling is made by third parties), against the delivery of a notice by mail, email or fax, with receipt registry. The vote to be professed by the STOCKHOLDERS at the general stockholders meetings shall be defined in the PREVIOUS MEETINGS by the majority votes of STOCKHOLDERS attending them, determined based on the corresponding interests in TAM S.A's total corporate capital, with or without voting right, except for the matters about which a personal right has been expressly assigned to a given STOCKHOLDER.

6.2.3. The deliberations made in the PREVIOUS MEETINGS shall be stated in minutes, of which copies will be made in order to be presented to the chairman of TAM S.A's general stockholders meetings.

6.2.4. Any deliberation made without observing the provided in this item shall be null and void, invalid, and ineffective, therefore, not producing any effects before the STOCKHOLDERS, TAM S.A. and/or third parties.

6.3. The PARTIES agree it shall be necessary at least TEP's favorable vote and the INVESTMENT FUNDS' favorable vote, these duly represented by the CSFB, in order to approve the deliberations or the practice of acts regarding the following matters:

     (a) approval of TAM S.A's statutory amendments related to the corporate purpose, corporate capital, rights conferred upon the stock, preemptive rights, administration, and dividends;

     (b)  dissolution, liquidation, and extinction;

     (c)  transformation, split-up, merger, incorporation;

     (d)  acquisition or maintenance of mutual interest;

     (e) setting up of a wholly-owned subsidiary (also by purchasing stock), and the admission of new stockholders in already existing wholly-owned subsidiaries;

     (f) acquisition or control of or interest in other companies, consortiums or the setting up of a company group;

     (g)  conveyance and encumbrance of corporate interests;

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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     (h)  exclusion of preemptive right;

     (i) decision about TAM S.A or the COMPANIES' interest in businesses which are not related to the attainment of the respective corporate purposes;

     (j) creation of preferred stock or increase of the existing classes without keeping a proportion with the other types and classes, unless already provided in or authorized by the articles of association;

     (k) change in the preferences, advantages, and conditions for the redemption or amortization of one or more classes of preferred stock, or creation of a more favored new class; and

     (l) decision to discontinue the exercise of the Differentiated Practices of Corporate Governance imposed on companies classed as BOVESPA Level 2.

6.4. The vote by the STOCKHOLERS referred to in item 6.3 of this Agreement shall be expressed in a General Stockholders Meeting.

6.5. The Parties as of now undertake to abstain from voting in the Previous Meetings and the General Stockholders Meeting of Company, in case any conflict of interests arises. For the purpose of this Stockholders Agreement, a Party shall be regarded to be in a "CONFLICT OF INTERESTS" when - considering that the purpose of the General Meeting is to deliberate about the entering into of any agreements between the Company and any of its stockholders or companies in which the stockholder or the Company retains any representative interest of five per cent (5) or above in the corporate capital - the terms and conditions of such agreements are NOT regarded as fair and reasonable according to the market practice (arms' length) pursuant to the provisions of clause 6.5.1.

6.5.1. The Parties agree as of now that, for the purpose of determining a Conflict of Interests pursuant to the terms provided in clause 6.5 above, if requested by any of the Parties, a specialized company shall be selected by the COMPANY'S Board of Directors in order to review the adequacy to the market conditions (arms' length) of the terms and conditions of agreements between one of the Parties and/or companies in which such Party referred to retains a representative interest of, at least, 5% in the corporate capital, and the COMPANY and/or organizations in which COMPANY retains a representative interest of, at least, 5% of the corporate capital. The company to be chosen by the Board of Directors shall have access to all relevant information and data in order to

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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assess the intended deal and profess its opinion.

7.   BOARD OF DIRECTORS

7.1. At the General Stockholders Meetings of TAM S.A., in which agenda there is a subject-matter referring to the election and/or replacement of members of the Board of Directors, the STOCKHOLDERS, by this AGREEMENT, undertake to contribute with their vote in such a way that:

     (a) TEP indicates six (6) members, one of them being the Chairman and the other the Vice-Chairman of the Board of Directors; and

     (b) the INVESTMENT FUNDS, jointly and duly represented by the CSFB, indicate two (2) members of the Board of Directors.

7.1.1. In case stockholders retaining preferred stock shall indicate a member of the Board of Directors based on article 141 of Law 6404/76, the PARTIES as of now agree that TEP shall now indicate only five (5) members of the Board of Directors and the INVESTMENT FUNDS shall keep the right to indicate two (2) members.

7.2. When any position in TAM S.A's Board of Directors becomes vacant, the indication right shall return to the party having exercised it, as provided in item 7.1.

7.3. None of the SHAREHOLDERS has the right to veto the indication made as provided in item 7.1, and all of them shall jointly elect the persons indicated as provided for hereunder.

7.4. The Board of Directors shall meet ordinarily every month and extraordinarily against a calling by the Chairman, Vice-Chairman or any two Directors, when the corporate interests require so, the following being observed:

     (a) the ordinary meetings by the Board of Directors shall be held on the third Wednesdays of every month, and shall review and deliberate on the following subject-matters: (i) monthly financial statements of TAM S.A. and the COMPANIES; (ii) compliance with the approved budget of TAM S.A. and the COMPANIES and any contingent adjustments; (iii) dealings of TAM S.A. and the COMPANIES with parties related to the SHAREHOLDERS, as per the conditions previously approved by the Board of Directors; and (iv) information about the economical/financial performance of TAM S.A. and the COMPANIES.

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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     (b)  the ordinary meetings shall be held irrespective of any call, the
          Management Board being responsible for sending to the members of the Board of Directors, with five (5) days in advance, the required documents for the deliberation;

     (c) Any Director may include matters to be submitted to the Board of Directors, provided that he/she does so in no later than (10) days from the holding of the next meeting.

7.4.1. In addition to observing the statutory quorum for the installation, the meetings by the Board of Directors shall only be validly installed with the presence of at least one of the Directors indicated by the INVESTMENT FUNDS and four Directors indicated by TEP.

7.4.2. The matters submitted to the appreciation of the Board of Directors shall be approved, as per the terms of the articles of association, by the favorable votes of at least five (5) members of the Board, the following conditions being observed:

     (I)  the matters referred to in sections (I), (V) through (XI), (XIII),
          (XV), (XVII) through (XIX), (XXI) through (XXVI) in article 24 of the Articles of Association shall have the favorable vote of at least:

     a)   one of the Directors indicated by stockholder INVESTMENT FUNDS; and

     b)   two Directors indicated by stockholder TEP;

     c) in case there is a vote impediment due to Conflict of Interest on the part of Directors indicated by TEP or by the INVESTMENT FUNDS, such matters shall be approved as follows:

          c.1.) in case the impeded director or directors have been indicated by TEP, the matter shall be approved by a favorable vote of at least one director indicated by the INVESTMENT FUNDS; and

          c.2.) in case the impeded director or directors have been indicated by the INVESTMENT FUNDS, the matter shall be approved by a favorable vote of at least two of the directors indicated by TEP.

7.4.2.1. When in the capacity of Directors to the Board of Directors, the Parties as of now undertake to abstain from voting in the Previous Meetings and in the Meetings of the Company's Board of Directors in case of Conflict of Interests. For the purposes of this Stockholders Agreement, a Party shall be regarded to be in a "CONFLICT OF INTERESTS" when, considering that the purpose of Board of Directors Meeting is to deliberate about the entering into any agreements

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

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between the Company and the concerned Party (Director Stockholder) or companies in which the concerned Party (Director Stockholder) retains a representative interest of five per cent (5%) or above in the corporate capital - the terms and conditions of such agreements are NOT regarded as fair and reasonable according to the market practice (arms' length), pursuant to the terms of clause 6.5.1, applying the procedure set forth in the clause referred to, as well as the provided in Section XXIII, article 24 of the Articles of Association.

7.5. The Board of Directors meetings shall have the presence of the Management Board members, whenever necessary, at the discretion of any Director, in view of the subject-matters to be discussed.

7.6. The STOCKHOLDERS shall instruct the Directors indicated by them in order for such directors to observe the instructions given by them in connection with the provided in this AGREEMENT.

7.7. The STOCKHOLDERS shall advise the members of the Board of Directors in such a way that - when they prepare and approve the vote to be professed by TAM S.A., in the capacity of the COMPANIES stockholder, in a General Stockholders Meeting called for the election of members of the COMPANIES management entities - persons indicated by TAM S.A's stockholders be indicated to form such entities, and the indication of FUNDO BRASILEIRO to hold a position in the COMPANIES' Management Board shall be respected; and all the other Management Board positions shall be held by persons indicated by stockholder TEP. With regard to FUNDO BRASILEIRO, the person to be indicated to take part in the COMPANIES' management board shall always be the same person indicated and elected for the position of TAM S.A's Chief Financial Officer.

8.   MANAGEMENT BOARD

8.1. The STOCKHOLDERS shall instruct the Board of Directors members indicated by them, in the election of the Management Board members, to vote in such a way:

     (a) to elect as Officers the persons indicated by the Directors appointed by stockholder TEP, in a number of three (3), in case the Management Board consists of four (4) to five (5) members, or in a number of four
          (4) in case the Management Board consists of six (6) members, one of them being the President and the other the Vice-President;

     (b) to elect as Chief Financial Officer the person indicated by the director appointed by FUNDO BRASILEIRO, the directors appointed by stockholder TEP having a vetoing right.

8.2. It is incumbent upon the Board of Directors to elect TAM S.A's President and approve the indication to elect the COMPANIES' President pursuant to the TAM S.A's articles of association

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005) and the special provisions contained in this AGREEMENT. Such deliberations shall rely on the favorable vote of at least six (6) members of TAM S.A's Board of Directors, one of them being necessarily professed by a Director indicated by the INVESTMENT FUNDS.

9.   STATUTORY AUDIT COMMITTEE

9.1. At General Stockholders Meetings which agenda contains a matter related to the indication of members of TAM S.A's Statutory Audit Committee, the STOCKHOLDERS undertake to contribute with their vote in such a way that said Statutory Audit Committee is made up of:

(a) Three (3) members indicated by stockholder TEP; and

(c) up to two (2) members indicated by FUNDO BRASILEIRO, this being ensured the right to indicate at least one (1) member, in case it is possible for other minority stockholders to elect the other member.

10. PREFERRED RIGHT AND OTHER PROVISIONS REGARDING THE ALIENATION, ENCUMBRANCE AND CONVERSION OF SHARES

10.1. The total or partial transfer or transmission of SHARES subject to this AGREEMENT to third parties shall not be permitted without the previous consent in writing by the other SHAREHIOLDERS which, under the penalty of absolute nullity and by operation of law, shall have preference the for the purchase, on the basis of equality of conditions.

10.1.1. For the purposes of the foregoing item, the SHAREHOLDER who wishes to alienate or transfer its SHARES to third parties shall notify the other SHAREHOLDERS, in writing, of its intention, specifying the number and kind of SHARES, name and qualification of the possible buyer, price and other conditions of the transaction.

10.1.2. The SHAREHOLDERS, once they are notified in the form of the foregoing, shall have 15 (fifteen) days, from the date of receipt of the notification, to exercise their preferential right. In the case that more than one SHAREHOLDER wishes to make use of its preferential right, each one shall be entitled to purchase the offered SHARES in the exact proportion of its participation in the corporate capital of TAM S.A., the well the to purchase the SHARES remaining due to the disinterest or partial use of the preferential right by any, of the SHAREHOLDERS. In any case, the whole lot of offered SHARES shall be purchased by one or more SHAREHOLDERS making use of their preferential right, otherwise, the Offering SHAREHOLDER is free to negotiate with third parties the exact conditions foreseen in the notification mentioned in item 10.1.1 above.

10.1.3. If 15 (fifteen) days from the receipt of the notification to which the item 10.1.1 above refers there is no representation of interest in the purchase of the offered SHARES by the other SHAREHOLDERS, the Offering SHAREHOLDER shall be free to alienate and transfer the SHARES

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005) to third parties, under the exact terms and conditions mentioned in the notification referred to in item 10.1.1 above, within a period of 30 (thirty) days, alter which, if said transfer does not occur, the SHARES shall be offered again to the other SHAREHOLDERS, and the same procedure as determined above is applied.

10.2. The INVESTMENT FUNDS are prohibited from alienating to third parties its Common SHARES representing corporate capital of TAM S.A.

10.3. The SHAREHOLDERS may, at their discretion, alienate its Preferred SHARES to third parties, without observing item 10.1 above, as long as the subitems of this Clause 10.3 are observed.

10.3.1. In the event that the SHAREHOLDERS wish to their Preferred SHARES issued by TAM S.A. in a deal that requires the use of the negotiation procedure, under the terms of CVM [Brazilian Securities and Exchange Commission] Instruction no 168, of 12/23/1991, observing the provision of item 10.3 above, any SHAREHOLDER may alienate its SHARES as long as it notifies the other SHAREHOLDERS in this sense in accordance with the terms, conditions and terms foreseen for the divulgation of auction notices in accordance with art. 80 sole paragraph, and Attachment I of CVM Instruction no 168/91.

10.3.2. Should the SHAREHOLDERS wish to alienate their Preferred SHARES issued by TAM S.A. through a second distribution, they shall notify the other SHAREHOLDERS 10 (ten) days before the date foreseen for the closing of the deal, specifying its characteristics, especially the number of SHARES to be alienated and the minimum price if applicable. In this event, the other SHAREHOLDERS may, if the wish, request that the alienating SHAREHOLDER follows the procedure described in item 10.3.1, as long as the offer a minimum price guarantee up to 5
(five) days after receipt of the notification concerning the secondary distribution.

10.4. The alienation or encumbrance of Preferred SHARES issued by TAM S.A. purchased by the SHAREHOLDERS after this date is not subject to the restrictions foreseen in this AGREEMENT.

10.5. In the case of pledge, attachment or seizure of SHARES subject to this AGREEMENT on the initiative of third parties, be they SHAREHOLDERS or not, if the holder of the SHARES does not release them within a period of 30 (thirty) days, counted from the mandatory registration of the encumbrance in the books TAM S.A., it is understood that such holder offered them for sale so that TAM S.A. should notify in writing all SHAREHOLDERS, so that those, if they wish, may exercise their preferential right for the purchase of those SHARES and discharge them for the settlement or liquidation of the debt which has originally led to the embargo. In this event, the transfer of the discharged SHARES to the name of the SHAREHOLDER who purchased them, as soon as the encumbrance has been lifted, may be done by TAM S.A., independently from the intervention of the transferring debtor. In order to settle a possible difference, to above or to below, between the value of the liquidated debt and the SHARES that were object of the pledge,

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005) attachment or seizure, their value shall be considered merely for accounting purposes, based on the last balance TAM S.A. on the date of discharge.

10.6. Under observance of the provision of Clause 10.1 above, in the event that any SHAREHOLDER ("SELLING SHAREHOLDER") wants tip sell any SHARES issued by TAM S.A. and that are in his property ("CO-SALE TRANSACTION"), this SHAREHOLDER shall grant the other SHAREHOLDERS (the "HOLDERS") the right and the opportunity to sell the SHARES issued TAM S.A. in the property of the HOLDER as follows:

     (a) the SELLING SHAREHOLDER shall submit a written notification to the HOLDERS at least 15 (fifteen) days before making any CO-SALE TRANSACTION ("CO-SALE NOTIFICATION") specifying i) the quantity of SHARES issued by TAM S.A. that the SELLING SHAREHOLDER wants to sell,
          ii) the total percentage of the total number of SHARES issued by TAM S.A. that the SELLING SHAREHOLDER wants to sell, iii) the identity of the potential buyer of the SHARES, iv) the amount receivable and other conditions inherent to the CO-SALE TRANSACTION, and v) the estimated closing date of the CO-SALE TRANSACTION. The CO-SALE NOTIFICATION shall offer the HOLDER the opportunity to sell a quantity of SHARES to the potential buyer until a maximum limit corresponding to half the number of SHARES that the SELLING SHAREHOLDER wants to sell;

     (b) If the HOLDERS wish to sell any of their SHARES issued by TAM S.A. in the CO-SALE TRANSACTION, in accordance with the terms and provisions of this Clause, they shall present a written notification ("OPTION NOTIFICATION") to the SELLING SHAREHOLDER within 10 (ten) days to be counted from the CO-SALE NOTIFICATION, specifying the quantity of those SHARES issued by TAM S.A. of which it is HOLDER at such moment and a quantity of SHARES it wishes to sell, up to the previously mentioned maximum limit. The non-submittal of the OPTION NOTIFICATION within 10 (ten) days, shall be considered, for the purposes of the present AGREEMENT, as evident refusal on the part of the HOLDER to sell any of its SHARES issued by TAM S.A. For the CO-SALE TRANSACTION, the SELLING SHAREHOLDER shall then have the right to sell the quantity of SHARES issued by TAM S.A., pursuant to the terms and conditions set forth in the CO-SALE NOTIFICATION;

     (c) After submitting the OPTION NOTIFICATION, the HOLDERS shall be obliged, by means of request of the Selling SHAREHOLDER, to carry out the sale of the SHARES identified by these HOLDERS in the OPTION NOTIFICATION, except in the event of a significant change in the terms and conditions of the CO-SALE TRANSACTION in relation to those specified in the CO-SALE NOTIFICATION. Nothing of what this AGREEMENT contains

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005) shall represent a requirement imposed upon the SELLING SHAREHOLDER to carry out any proposed CO-SALE TRANSACTION, even in the case of submittal of a CO-SALE NOTIFICATION or OPTION NOTIFICATION in accordance with the present AGREEMENT.

10.7. In the event that TEP, and/or its AFFILIATES, separately or together, alienate or in any form transfer the SHARES representing the control of TAM S.A. (to be read as control and ownership over 50% of the Common SHARES plus one common share issued by TAM S.A.) directly or indirectly to third parties, they shall notify the INVESTMENT FUNDS of their intention, so that the INVESTMENT FUNDS, if they wish, may alienate or transfer, as the case may be, the total amount of their SHARES of the corporate capital of TAM S.A. under the same terms and conditions offered by third parties to the SHAREHOLDER TEP and/or its AFFILIATES, separately or together.

10.7.1.In the event of the foregoing item, the SHAREHOLDER TEP shall notify the INVESTMENT FUNDS, as soon as it receives a firm offer to alienate the control of TAM S.A., so that they may exerciser, if they wish, the right guaranteed above, and the notification shall contain:

     (a)  the number of SHARES that are object of the offer;

     (b) the conditions of payment, guarantees and all other conditions of the deal; and

     (c)  the name of the potential purchaser.

10.7.2.The INVESTMENT FUNDS shall have 30 (thirty) days counted from the receipt of notification mentioned in item 10.7.1 above, to inform the shareholder TEP regarding its right to alienate its SHARES.

10.8. Respecting the preferential right as determined in clause 10.1 and the right de CO-VENDA set forth in Clause 10.6, in the event the INVESTMENT FUNDS wish to alienate SHARES issued by TAM S.A. of their ownership, that represent at least 2% (two percent) of the corporate capital represented by Preferred SHARES, such SHAREHOLDERS may request, by means of a notification containing all specifications set for the CO-SALE NOTIFICATION in item 10.6 "a"), that TEP also alienates, in the same sales transaction, Preferred SHARES (exclusively Preferred SHARES) at a proportion of 01 (one) share alienated by the INVESTMENT FUNDS for each share alienated by TEP, in a quantity representing, at most 10% (ten percent) if the total volume of Preferred SHARES held jointly by TEP. The obligation to alienate SHARES, that TEP assumes in the present clause, is restricted to a lot of Preferred SHARES representing at most 10% (ten percent) of the total volume of Preferred SHARES held by TEP, regardless whether one or several sales transactions are to be realized to sell the SHARES; thus, once alienated, in one or more transactions, Preferred SHARES representing 10% (ten percent) of the total amount of Preferred SHARES held by TEP, the obligation of TEP as foreseen in this clause does not exist any longer. TEP may only refuse to carry out the sale if the offered price for each share is less than 85%

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

(eighty-five percent) of the average quotation of the Preferred SHARES of TAM S.A. at BOVESPA for the 30 (thirty) proclamations before the sale.

10.9. The direct or indirect alienation, the transmission or the encumbrance, in any form, of SHARES issued by TAM S.A., that does not comply totality or partially with the present instrument shall be considered null and void by operation of law before TAM S.A.

10.10. Under observance of the prohibition foreseen in clause 10.2 and despite the provision in this Section 10, the SHAREHOLDERS are authorized to alienate their SHARES to their AFFILIATES, whereby it is sufficient to notify the other SHAREHOLDERS of its intention 10 (ten) days before executing the deal, and it shall be guaranteed that the purchaser of the SHARES that are object of the deal subrogates all the rights and obligations arising from the present instrument by means of the execution of the term of membership to the present instrument.

10.10.1. In the cases foreseen in letter "d" of clause 1.3, the potential successors of the INVESTMENT FUNDS shall execute a legal instrument that enables them to exercise together and not isolatedly the rights and obligations foreseen in this AGREEMENT, as if they were one SHAREHOLDER only, within a maximum and unextardable period of 30 (thirty) days, counted from the liquidation, under the penalty that they would not be bound any longer to the present AGREEMENT and lose all rights and prerogatives that the AGREEMENT ensures the succeeded SHAREHOLDERS.

10.10.2. In the cases foreseen in letter "b" of clause 1.3, the successors of SHAREHOLDER TEP, mentioned in the same provision, shall execute a legal instrument that enables them to exercise together and not isolatedly the rights and obligations foreseen in this AGREEMENT, as if they were one SHAREHOLDER only, within a maximum and unextendable period of 30 (thirty) days, counted from the corporate event from which the succession originated.

10.11. TEP may only exercise the right to request the conversion of Common SHARES into Preferred SHARES, pursuant to what is foreseen in art. 80, Paragraph 20, of the By-Laws mentioned in item 4.3. of this agreement, after January 01, 2007 or 1 (one) year after the public offer of the SHARES, the distribution of which was submitted for approval by the Securities and Exchange Commission in April 2005, whatever happens last.

11. RESOLUTION OF IMPASSES

11.1. DEFINITION OF IMPASSE

11.1.1. For the purposes of this Section, an "IMPASSE" occurs whenever:

     (a) the SHAREHOLDERS or, depending on the case, the Board of Directors do not reach a decision in three consecutive General Meetings or Board meetings,

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005) with relation to matters that under the terms of this agreement depend on a joint decision;

     (b) there is no quorum in three consecutive Board meetings due to the non-attendance of Directors that had been indicated by this SHAREHOLDER; or

     (c)  the provision of clause 5.3 is applicable.

11.1.2. An IMPASSE is supposed in the case when no decision has been taken after one of the SHAREHOLDERS has notified the other SHAREHOLDER that there is a matter to be decided and a term of 30 (thirty) days counted from the receipt of such notification has elapsed.

11.1.3. The default according to any clause of this agreement or the exercise of the veto right guaranteed in this instrument and in the By-Laws is not considered Impasse.

11.2. PURCHASE OPTION IN THE CASE THAT THE IMPASSE CONTINUES

11.2.1. In the event of an IMPASSE, the SHAREHOLDER who has presented or received the notification in accordance with Clause 11.1.2, shall have the right, for the period of 30 (thirty) days after the end of the period of 30 (thirty) days specified in the same Clause 11.1.2, to appeal to this Clause by means of a notification to the other SHAREHOLDER, indicating the price for which the SHAREHOLDER which submits the notification agrees to sell all its SHARES issued by TAM S.A. or to buy all the SHARES issued by TAM S.A. in the ownership of the notified SHAREHOLDER ("PURCHASE OPTION"). Such price (expressed in reais/Brazilian currency) shall be indicated by share, regardless of the kind of SHARES issued by TAM S.A.

11.2.2. The SHAREHOLDER that receives the notification shall have 120 (one hundred and twenty) days to decide if it buys all SHARES from the SHAREHOLDER that sent it the notification or if it sells all its SHARES to the notifying SHAREHOLDER. The absence of a representation on the part of the notified SHAREHOLDER, within the period of 30 (thirty) days, shall be equivalent to a affirmative answer that the notified SHAREHOLDER agrees to buy or sell all SHARES of the SHAREHOLDER which has submitted the notification for the price offered by such SHAREHOLDER.

11.2.3. The quittance of the purchase of the SHARES that are object of the option provided for by this Clause, shall be given on the 15th (fifteenth) day counted from the elapsing of the term mentioned in the previous paragraph, in the office of TAM S.A., and the selling PARTY shall assign such SHARES entirely free and unencumbered from any burden, encumbrance or lien. At the closing, the SHAREHOLDERS shall sign the documents considered necessary to make the transaction. The closing costs (including legal fees and registration fees) shall be divided into equal parts by the SHAREHOLDERS.

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

11.2.4. The SHAREHOLDERS that wish to purchase SHARES of TAM S.A. in accordance with the provision in items 11.2.1 to 11.2.3 above may assign or transfer, at their exclusive discretion, the right to do so to AFFILIATES.

12.  SPECIFIC EXECUTION

12.1. All obligations assumed in this AGREEMENT are subject to specific execution during the entire term of validity, under the conditions foreseen in this AGREEMENT, whose terms shall be observed unrestrictedly by TAM S.A.

12.2. Observing the provision in this AGREEMENT with reference to the exercise of the voting right, the following obligations are set up:

     (a) The undersigning SHAREHOLDERS confer to the chairman of any General Assembly of TAM S.A., whether ordinary or extraordinary, exclusive competency, within the scope of the meeting, with full and unrestricted powers, in order to supervise the exact fulfillment of the terms of this agreement, and in the voting on any matted governed by this pact, the board may not compute any vote of the SHAREHOLDERS that totally or partially contradicts the voting convention hereby agreed upon, under the penalty of absolute nullity and ineffectiveness by operation of law of the resulting decision;

     (b) The convening SHAREHOLDERS irrevocably and irrepealably acknowledge that the obligations assumed in this AGREEMENT, governing the exercise of the voting right, constitute an active obligation, in the sense covenanted in this pact, observing the specific execution, under the terms of article 118, paragraph 30, of Law 6.404/76 and articles 639 and 641 in connection with art. 461, of the Civil Procedure Code, to be considered as express and anticipated representation to vote, for all effects of law;

     (c) The convening SHAREHOLDERS are prohibited from abstaining from voting in General Meetings of TAM S.A. on matters governed by this AGREEMENT. If this provision is not complied with, the board shall consider the vote of the breaching convener as given with equal tenor as the vote of the other convener in the sense stipulated in this corporate agreement;

     (d) When one of the SHAREHOLDERS gives a vote contrary to the provision in this AGREEMENT, the chairman of the board is obliged, for the valid formation of the corporate will, to make the vote of the breaching party valid and give it the tenor of the vote of the other convener as long as he acts in compliance with the obligations assumed in this pact;

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

     (e) The disregard on the part of the bcard, on whatever pretext it may be, of the rights that this AGREEMENT ensures for the SHAREHOLDERS, shall cause the absolute nullity and ineffectiveness by operation of law of the resulting decision and/or of any act directly or indirectly carried out in consequence of such violation;

     (f) The SHAREHOLDERS expressly acknowledge that the violation of any provision of this agreement shall justify, besides the specific execution foreseen by law, the immediate granting of a preliminary order "initio litis", in provisional remedy, since they admit that such violation by itself characterizes the legal requirements therefore, especially "periculum in mora" and "fumus boni iuris". The equally acknowledge that the general remedy power of the judge, as foreseen in arts. 798 and 799 of the Civil Procedure Code, is applicable and shall be activated so that the harmed PARTY obtains a soon reestablishment or execution of its breached right, even if in the phase of judicial cognizance.

     (g) Concerning the blocking of SHARES, it is covenanted that any alienation, assignment or encumbrance of the SHARES, at whatever title it may be, that breaches the provision in this AGREEMENT, shall be regarded null and void by operation of law, and does not constitute an obligation, under any pretext, for TAM S.A., which shall not be liable for any harm caused to third parties.

     (h) All provisions set forth in this AGREEMENT concerning the restrictions to the circulation of SHARES, constitute reciprocal rights and obligations of the SHAREHOLDERS, but shall be supervised and fulfilled by TAM S.A., as set forth herein.

13.  WAIVERS

13.1. The fact that any PARTY omits to request, at any time, the fulfillment of a provision in this AGREEMENT or omits to exercise any option, alternative or right granted upon him, shall not mean a waiver of any of its provisions nor shall it affect its total or partial validity or right, and any PARTY shall have the right to later request the fulfillment of any and all provision of this agreement, as well as to exercise said option, alternative or right, except if expressly provided otherwise in this AGREEMENT.

13.2. No waiver of any provision of this agreement shall be effective before the other PARTIES, unless in writing and made by the legal representative of the waiving PARTY.

14.  COMMUNICATIONS

14.1. All communications foreseen or allowed by this AGREEMENT shall be made in writing and shall be considered as duly made when sent by telex, telegram, fax or e-mail (in each case subject

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005) to the receipt code or any confirmation de receipt), or when delivered in person or by means of registered mail at the addresses indicated in Attachment II to the present instrument.

15.  TERM OF VALIDITY

15.1. This AGREEMENT enters into force on this date and shall remain in force until November 28, 2007. In the event that the public offer of the sale of the SHARES to which Clause 4.1 of the present Agreement refers is not made until November 28, 2007, the date on which this agreement ends shall automatically be extended until November 28, 2008, regardless of any representation between the PARTIES.

15.2. Without prejudice to the provision in sub-clause 15.1 above, the present AGREEMENT shall be terminated with anticipation by operation of law, in the event and from the moment on in which the INVESTMENT FUNDS hold together less than 10% (ten percent) of the representative shares of the corporate capital of TAM S.A., taking into consideration the sum of its Common and Preferred SHARES.

16.  ARBITRATION

16.1. The SHAREHOLDERS undertake to settle controversies, litigation or conflicts among themselves, that do not constitute an Impasse, and result from this agreement ("Controversy") by means of the following procedures:

     (a) The SHAREHOLDERS shall try to resolve any Controversy by means of consultations and negotiations;

     (b) If the Controversy is not settled within 30 (thirty) days after on of the PARTIES has notified the other PARTY in relation to the object of it, the PARTIES irrevocably and irrepealably undertake to settle the Controversy by means of final and obligatory arbitration, in accordance with Lei no 9.307/96 and with the Regulation of the Arbitration Chamber of the Market, of the Sao Paulo Stock Exchange ("Arbitration Regulation");

     (c) The arbitration shall be administered by the Arbitration Chamber of the Market. The PARTY that requests the beginning of the arbitration shall necessarily opt for ordinary arbitration, under the terms of the Arbitration Regulation. The arbitration may only be summary if the PARTIES previously and expressly agree so;

     (c) The arbitration shall be judged by an Arbitration Chamber composed of 03 (three) arbiters, if ordinary, or of one single arbiter, in the event the PARTIES have opted for summary arbitration. The indication of the arbiters, in any of the cases, shall be according to the terms of the Arbitration Regulation;

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

     (d) The PARTIES elect Portuguese as arbitration language and the City of Sao Paulo as arbitration venue, whereby the court of the jurisdiction of Sao Paulo is elected as competent for any provisional remedies or writs of prevention regarding a potential arbitration procedure incepted by force of this Clause, as well as for any judicial execution of the arbitral award, under the terms of this Clause 16.

     (e) The arbitration shall be judged on the basis of the rules of law, and the possibility of an equity judgment shall be eliminated, whereby the underlying law to be applied to the arbitral award shall be the law of the Federative Republic of Brazil. The arbitral award shall be definitive and binding for the PARTIES and its successors, and shall not be subject to homologation or to any appeal before the Judiciary; and

     (f) The SHAREHOLDERS shall continue to carry out their obligations, regardless of the existence or non-existence of an ongoing arbitral process.

17.  MISCELLANEOUS

17.1. The present AGREEMENT is entered into irrevocably and irrepealably, and exclusively and automatically obliges (i) the PARTIES, (ii) the heirs of the PARTIES, and (iii) the successors of the PARTIES, in the cases specified in clause 1.3 and under the terms of clause 10.10. The successors of the SHAREHOLDERS are not bound, under any circumstance, to this AGREEMENT and are not PARTY to it, at any other title than those mentioned above, with the exception of the provision in this clause and in clause 10.10 of this instrument.

17.2. This AGREEMENT may be amended only in writing.

17.3. In the event the PARTIES abstain from exercising any rights resulting from this agreement, such abstention shall not affect in any aspect those rights that may be exercised at any moment.

17.4. If any provision of this agreement is considered illegal or ineffective, such illegality or ineffectiveness shall not affect the other provisions which shall remain valid and full force.

17.5. Observing the limitations that they are imposed by the contractual and/or corporate instruments that govern their relationship with the INVESTMENT FUNDS, CSFB and CSFB- BAHAMAS sign this AGREEMENT in order to undertake to make their best efforts in the sense of making the INVESTMENT FUNDS comply with the obligations assumed in this instrument.

17.5.1. The agreement of CSFB and CSFB-BAHAMAS of the foregoing item does not cause any co-obligation or joint or subsidiary responsibility of CSFB and of CSFB-BAHAMAS with relation to the obligations assumed by the INVESTMENT FUNDS, including those of monetary character.

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

17.6. This AGREEMENT is governed by Brazilian legislation, and the PARTIES elect the Central Court of the Capital of the State of Sao Paulo ("Forum Joao Mendes Junior") to and exclude any other, as privileged as it may be, to settle any judicial actions arising from the terms of clause 16(d) above.

IN WITNESS WHEREOF, THE PARTIES SIGN THE PRESENT AGREEMENT IN 08 (EIGHT) COUNTERPARTS OF EQUAL TENOR AND EFFECT, IN THE PRESENCE OF THE WITNESSES THAT ALSO SIGN IT.

                            Sao Paulo, May 16, 2005.

TAM - EMPREENDIMENTOS E PARTICIPACOES S.A.


By:
    ------------------------------------
Position:
          ------------------------------


BRASIL PRIVATE EQUITY FUNDO DE INVESTIMENTO EM PARTICIPACOES


By:
    ------------------------------------
Position:
          ------------------------------


BRAZILIAN EQUITY INVESTMENTS III LLC.


By:
    ------------------------------------
Position:
          ------------------------------


BRAZILIAN EQUITY LLC.


By:
    ------------------------------------
Position:
          ------------------------------


LATIN AMERICA CAPITAL PARTNERS II LLC.


By:
    ------------------------------------
Position:
          ------------------------------


LATIN AMERICA CAPITAL PARTNERS - PIV LLC.


By:
    ------------------------------------
Position:
          ------------------------------

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

AEROSYSTEM S.A. EMPREENDIMENTOS E PARTICIPACEOS


By:
    ------------------------------------
Position:
          ------------------------------


CONSENTING PARTIES:

TAM S.A.


By:
    ------------------------------------
Position:
          ------------------------------


 CREDIT SUISSE FIRST BOSTON DISTRIBUIDORA DE TITULOS E VALORES MOBILIARIOS S.A.


By:
    ------------------------------------
Position:
          ------------------------------


CSFB (BAHAMAS) LIMITED


By:
    ------------------------------------
Position:
          ------------------------------


Witnesses:


1.
   -------------------------------------
Name
     -----------------------------------

RG [Brazilian ID card]
CPF [Individual Taxpayers' Registry]


2.
   -------------------------------------
Name
     -----------------------------------
RG
   -------------------------------------
CPF
    ------------------------------------

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

                                  ATTACHMENT I
             STOCK DISTRIBUTION OF TAM S.A. AMONG THE SHAREHOLDERS

1) TEP: 80.505.200 SHARES

COMMON - 58.180.638
PREFERRED - 22.324.562

2)AEROSYSTEM: 8.516.428

COMMON - 1.515.948
PREFERRED - 7.000.480

2) BRAZILIAN EQUITY INVESTMENTS III LLC: 4.457.758 SHARES

COMMON: 16.928
PREFERRED: 4.440.830

3) LATIN AMERICA CAPITAL PARTNERS PIV LLC: 1.356.056 SHARES

COMMON: 02
PREFERRED: 1.356.054

4) BRASIL PRIVATE EQUITY FUNDO DE INVESTIMENTO EM PARTICIPACOES : 20.640.572 SHARES

COMMON: 02
PREFERRED: 20.640.570

5) BRAZILIAN EQUITY LLC: 1.178.464 SHARES

COMMON: 4.474
PREFERRED: 1.173.990

6) LATIN AMERICA CAPITAL PARTNERS II LLC: 5.330.238 SHARES

COMMON: 02
PREFERRED: 5.330.236

7) MINORITY SHAREHOLDERS (MARKET): [665.094]

COMMON: [18.722]
PREFERRED: [646.372]

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)

                                  ATTACHMENT II
                             ADDRESSES AND CONTACTS

INVESTMENT FUNDS CSFB AND CSFB-BAHAMAS:
Av. Brigadeiro Faria Lima no 3064, 130 andar
[01451-000]-Sao Paulo, SP
Fax: 55 11 3841-6303
Email: mauro.bergstein@csam.com
Att: Sr. Mauro Bergstein

W/c to:
Ulhoa Canto, Rezende & Guerra Advogados
Rua Bela Cintra 1.149, 12.0 andar
01415-001 -Sao Paulo, SP
Fax: (11) 3081-5804
Att: Dr. Aloysio Meirelles de Miranda F.O

TEP:
Rua Monsenhor Antonio Pepe, 331
04357-080 - Sao Paulo, SP
Fax:5582-8991
Email: noemy.amaro@tam.com.br
Att: Sra. Noemy Almeida Oliveira Amaro

W/c to:
Turci Advogados Associados
Rua Afonso Bras, 473 - 14.0 andar, Cj. 141/142
0451 1 -011 - SAO Paulo, SP
Phone: (11) 3841-2521
Fax: (11) 3044-6527
Email: turci@turci.com
Att: Dra. Flavia Turci

TAM S.A.:

Av. Jurandir, 856, Lote 4,40 andar
[CEP] - Sao Paulo, SP
Fax: (11) 5581-9167
Email: marco.bologna@tam.com.br
Att: Sr. Marco Antonio Bologna

(AMENDED AND CONSOLIDATED STOCKHOLDERS' AGREEMENT - TAM S.A. DATED MAY 16, 2005)